Exhibit 99.1

M-tron Industries, Inc. Reports Second Quarter 2026 Results

•	Revenues increased 13.8% to $15.1 million for the three months ended June 30, 2026 compared to $13.3 million for the three months ended June 30, 2025
•

Net income increased 19.9% to $1.9 million for the three months ended June 30, 2026 compared to $1.6 million for the three months ended June 30, 2025, which included $1.0 million in non-cash stock-based compensation directly related to our 2025 bonus award

•	Net income per diluted share decreased 18.9% to $0.43 for the three months ended June 30, 2026 compared to $0.53 for the three months ended June 30, 2025
•	Adjusted EBITDA increased $1.0 million to $3.4 million for the three months ended June 30, 2026 compared to $2.4 million for the three months ended June 30, 2025
•	Backlog increased 37.2% to $84.0 million as of June 30, 2026 compared to $61.2 million as of June 30, 2025

ORLANDO, Florida (August 12, 2026) — M-tron Industries, Inc. (NYSE American: MPTI) ("Mtron" or the "Company"), a U.S.-based designer and manufacturer of highly-engineered electronic components and solutions for the aerospace and defense, avionics, and space industries, announced strong financial results for the three and six months ended June 30, 2026.

"Our second quarter results reflect continued momentum across our defense and aerospace business, with revenue increasing 13.8% and net income increasing 19.9%, and notably, adjusted EBITDA increasing 40.6% from Q2 2025 to $3.4 million," said Cameron Pforr, Chief Executive Officer. "This continues to demonstrate the effectiveness of Mtron’s transformation into a strategic RF supplier with revenues doubling and earnings tripling from the Company’s performance at the time of our 2022 initial public offering. Our backlog is continuing to grow with another strong quarter of bookings.  The strength we are seeing in our core markets gives us confidence in the trajectory of the business, and we remain focused on translating that growth into durable, long-term value for our shareholders."

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, except share data)	2026	2025	% Change	2026	2025	% Change
U.S. GAAP Financial Measures
Revenues	$15,109	$13,282	13.8%	$29,795	$26,014	14.5%
Gross margin	41.2%	43.6%	(5.5%)	43.0%	43.0%	0.0%
Net income	$1,870	$1,560	19.9%	$4,258	$3,190	33.5%
Net income per diluted share	$0.43	$0.53	(18.9%)	$1.0736	$1.0883	(1.8%)

Non-GAAP Financial Measures (a)
Adjusted EBITDA	$3,401	$2,419	40.6%	$6,573	$4,921	33.6%
(a)	A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided at the end of this press release.

Results from Operations

Second Quarter 2026

Revenue was $15.1 million for the three months ended June 30, 2026 compared with $13.3 million for the three months ended June 30, 2025. The increase was primarily due to continued strong aerospace and defense program shipments and quarter over quarter growth for both avionics and space product shipments.

Gross margin was 41.2% for the three months ended June 30, 2026 compared with 43.6% for the three months ended June 30, 2025. The decrease reflects the impact of approximately $0.5 million of stock-based compensation recorded in Manufacturing cost of sales in connection with the 2025 bonus awards, a 3.1% impact to gross margin. This charge is not expected to recur at comparable levels in future periods. There was no such stock-based compensation in the three months ended June 30, 2025 for the 2024 bonus award.

Net income was $1.9 million, or $0.43 per diluted share, for the three months ended June 30, 2026 compared with $1.6 million, or $0.53 per diluted share, for the three months ended June 30, 2025. Current period results include $1.0 million of non-cash stock-based compensation expense associated with the accelerated vesting of the 2025 bonus award. This charge is not expected to recur at comparable levels in future periods. The decrease in diluted earnings per share is due to the increase in weighted shares outstanding related to the rights offering that was completed in April 2026.

Adjusted EBITDA was $3.4 million for the three months ended June 30, 2026 compared with $2.4 million for the three months ended June 30, 2025. The increase was primarily due to higher revenues partially offset by an increase in engineering, selling and administrative expenses.

Fiscal Year to Date 2026

Revenue was $29.8 million for the six months ended June 30, 2026 compared with $26.0 million for the six months ended June 30, 2025. The increase was primarily due to continued strong aerospace and defense program shipments as well as year-over-year growth in avionics product shipments.

Net income was $4.3 million, or $1.07 per diluted share, for the six months ended June 30, 2026 compared with $3.2 million, or $1.09 per diluted share, for the six months ended June 30, 2025. This reflects $1.0 million of non-cash stock compensation associated with the accelerated vesting of the 2025 bonus award. The increase in net income was driven by higher shipments partially offset by an increase in overall operating expenses, which grew at a slower rate than revenues. The decrease in earnings per diluted share was primarily due to the increase in weighted shares outstanding related to the rights offering completed in April 2026.

Adjusted EBITDA was $6.6 million for the six months ended June 30, 2026 compared with $4.9 million for the six months ended June 30, 2025. The increase was primarily due to higher revenues partially offset by an increase in engineering, selling and administrative expenses.

Backlog

Backlog was $84.0 million as of June 30, 2026 compared to $76.4 million as of December 31, 2025 and $61.2 million as of June 30, 2025. The increase in backlog reflects broad demand for our products including continued purchasing under several large aerospace and defense programs, the initiation of orders for new aerospace and defense programs, and a recent uptick in avionics and space industry orders.

Strategic Investment

During the quarter, the Company made a small investment in a synchronization and timing systems company Skyline Instruments, LLC, which is making significant advancements critical for the synchronization of RF sensor data and operations in GPS denied environments. This is part of the Company’s effort to continue to innovate and learn about future market opportunities in areas critical to our national defense.

Investor Call

Management, including Mr. Pforr, will host a conference call with the investment community on Thursday August 13, 2026, to discuss the Company's second quarter 2026 results and to respond to investor questions.

The call will begin at 10:30 a.m. Eastern Time (U.S. and Canada) on Thursday August 13, 2026, and can be accessed using the dial-in details below:

Toll-Free Dial-in Number:	+1 833 461 5787
Toll Dial-in Number:	+1 585 542 9983
Conference ID:	466 106 739
Webcast URL:	https://events.q4inc.com/attendee/466106739

An archive will be available after the call on the Investor Relations section of Mtron's website at ir.mtron.com, along with Mtron's earnings release.

About Mtron

M-tron Industries, Inc. (NYSE American: MPTI) designs, manufactures, and markets highly engineered, high reliability frequency and spectrum control products and solutions. As an engineering-centric company, Mtron provides close support to its customers throughout our products' entire life cycle, including product design, prototyping, production, and subsequent product upgrades. Mtron has design and manufacturing facilities in Orlando, Florida, and Yankton, South Dakota, a sales office in Hong Kong, and a manufacturing facility in Noida, India. For more information, visit www.mtron.com.

Cautionary Note Concerning Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as those pertaining to the Company’s financial condition, results of operations, business strategy and financial needs. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words "believe," "expect," "anticipate," "should," "plan," "will," "may," "could," "intend," "estimate," "predict," "potential," "continue" or the negative of these terms and similar expressions, as they relate to Mtron, are intended to identify forward-looking statements.

These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the Company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by Mtron with the Securities and Exchange Commission, including those risks set forth under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K as filed with the SEC on March 26, 2026. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

These forward-looking statements speak only as of the date of this press release. Mtron undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

###

Contact:

M-tron Industries, Inc. Investor Relations

ir@mtron.com

Cameron Pforr

Chief Executive Officer

M-tron Industries, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share data)	2026	2025	2026	2025
Revenues	$15,109	$13,282	$29,795	$26,014
Costs and expenses:
Manufacturing cost of sales	8,883	7,490	16,975	14,816
Engineering, selling and administrative	4,507	3,948	8,491	7,341
Total costs and expenses	13,390	11,438	25,466	22,157
Operating income	1,719	1,844	4,329	3,857
Other income (expense):
Interest income, net	690	124	1,060	235
Other income (expense), net	34	27	(88)	17
Total other income, net	724	151	972	252
Income before income taxes	2,443	1,995	5,301	4,109
Income tax expense	573	435	1,043	919
Net income	$1,870	$1,560	$4,258	$3,190

Income per common share:
Basic	$0.46	$0.55	$1.13	$1.12
Diluted	$0.43	$0.53	$1.07	$1.09

Weighted average shares outstanding:
Basic	4,056,379	2,853,383	3,775,004	2,848,419
Diluted	4,339,332	2,934,594	3,965,962	2,931,053

M-tron Industries, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)	June 30, 2026	December 31, 2025
Assets:
Current assets:
Cash and cash equivalents	$96,245	$20,891
Accounts receivable, net of allowance of $208 and $204, respectively	8,221	6,656
Inventories, net	10,884	9,673
Prepaid expenses and other current assets	2,523	1,662
Warrant proceeds receivable	—	22,335
Total current assets	117,873	61,217
Property, plant and equipment, net	7,290	6,514
Right-of-use lease asset	182	217
Intangible assets, net	40	40
Deferred income tax asset	196	272
Other assets	354	123
Total assets	$125,935	$68,383

Liabilities:
Total current liabilities	7,088	4,891
Non-current liabilities	132	277
Total liabilities	7,220	5,168

Total stockholders' equity	118,715	63,215
Total liabilities and stockholders' equity	$125,935	$68,383

Non-GAAP Financial Measures

Throughout this press release, including the results from operations, the Company presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements the Company uses are "Non-GAAP financial measures" under SEC rules and regulations. The non-GAAP financial measures the Company presents are listed below and may not be comparable to similarly-named measures reported by other companies. the reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this press release. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

The Company uses the following operating performance measure because the Company believes it provides both management and investors with a more complete understanding of the underlying operational results and trends and our marketplace performance

Adjusted EBITDA is derived by excluding the items set forth below from Income before income taxes. Excluded items include the following:

•	Interest income
•	Interest expense
•	Depreciation
•	Amortization
•	Non-cash stock-based compensation
•	Other discrete items that might have a significant impact on comparable GAAP measures and could distort the evaluation of our normal operating performance

Reconciliation of GAAP Income Before Income Taxes to Non-GAAP Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share data)	2026	2025	2026	2025
Income before income taxes	$2,443	$1,995	$5,301	$4,109
Adjustments:
Interest income	(690)	(124)	(1,060)	(235)
Depreciation	311	270	613	520
Amortization	—	—	—	—
Total adjustments	(379)	146	(447)	285
EBITDA	2,064	2,141	4,854	4,394
Non-cash stock compensation	1,337	278	1,719	527
Adjusted EBITDA	$3,401	$2,419	$6,573	$4,921